Exhibit 99.1

                                                                [CDEX Inc. LOGO]
                                                   INNOVATIONS FOR A SAFER WORLD

CDEX CEO Provides an Updated Management Briefing; Dr. Wade Poteet Transitions
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from Principal Scientist to Project Consultant
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Tucson, Arizona - March 23, 2009 - CDEX Inc. (OTCBB: CEXI) announces that effective April 1, 2009, Dr. Wade Poteet will step down from his position as Principal Scientist and become a project consultant supporting CDEX on an as needed basis. Dr. Poteet, the Company's 1QFY0910Q and other subjects are discussed by CEO Malcolm Philips in the "CEO Corner" of our website at www.cdexinc.com.

"As CDEX overcame the scientific hurdles associated with our product lines, two years ago we agreed that I would transition to a support role for the company allowing me more time to pursue other interests," said Dr. Wade Poteet. "In January 2008 I started the transition by reducing my work schedule and, after passing my 65th birthday, will now complete the transition by going to a project based consulting role with the company. I am very proud of the progress of the entire CDEX Team over the past seven years in taking a technology from a dream to where we have two very good product lines making differences in peoples' lives today. Those at CDEX are very much like family and I wish them well in the future."

"Dr. Poteet is one of the founding leaders of CDEX," said Malcolm Philips, founding CDEX CEO. "He has been very instrumental in moving the CDEX technology to a mature science that forms the basis for expansion of our current product lines and development of new applications. Wade combines a strong scientific mind with practical hands-on development, and is rounded out by his outside interests, including being a grandfather, rancher, member of his Church Choir, bible study leader and musician who has played over 2820 gigs in the Tucson area. It is that unique and humble personality that will be sorely missed in the office. We wish Wade well and know that we will continue to see him frequently."

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed(TM) product line provides life-saving validation of high-risk medications and returned narcotics. The ID2 (TM) product line detects trace amounts of illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings. For more information, contact Malcolm Philips at mphilips@cdex-inc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans, " "may," "believes," "should," "intends," and similar words. These statements pose risks and uncertainties that cannot be accurately predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.


4555 S. Palo Verde Rd. Suite 123 Tucson, AZ 85714 (520) 745-5172 www.cdexinc.com